UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2024 (April 18, 2024)

SMART FOR LIFE, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41290	81-5360128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Biscayne Boulevard, Suite 505, Miami, FL	33132
(Address of principal executive offices)	(Zip Code)

(786) 749-1221
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SMFL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2024, Robert S. Rein resigned from the Board of Directors (the “Board”) of Smart for Life, Inc. (the “Company”). Mr. Rein’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies (including accounting or financial policies) or practices.

On April 18, 2024, upon recommendation of the Nominating and Corporate Governance Committee, the Board appointed Heather Granato to the Board to fill the vacancy created by Mr. Rein’s. Ms. Granato was also appointed to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as the Chair of the Compensation Committee. The Board determined that Ms. Granato is independent within the meaning of the rules of The Nasdaq Stock Market. Below is certain biographical information regarding Ms. Granato.

Ms. Granato, age 50, is a 30-year veteran of the natural products industry. In February 2024, she founded, and currently serves as President of, Nutrachievement, which provides consultancy services to companies in the nutraceutical industry. Prior to that, she served as Vice President of Partnerships & Sustainability for Informa PLC, an international events, digital services and academic knowledge group, from June 2022 to December 2023, and served as Vice President of Content for Informa PLC from December 2012 to June 2022. Ms. Granato has been a presenter at events including SupplySide, Vitafoods, Natural Products Expo, the Natural Gourmet Show and the Folio: Show. Her publishing experience includes Natural Products Insider, Food Product Design, Country Living’s Healthy Living, Natural Foods Merchandiser, Delicious Magazine and WomenOf.com. She was named to the FOLIO: 100 list of top media professionals in 2018, received the 2014 Visionary Award and the 2018 Journalistic Excellence Award from the American Herbal Products Association, and was recognized by the United Natural Products Alliance in 2023 with its Ignition…Liftoff Award. Ms. Granato graduated magna cum laude from the University of Richmond, Virginia, in 1992 with a bachelor’s degree in journalism. The Board believes that Ms. Granato is qualified to serve on the Board due to her extensive experience in the nutraceutical industry, including in the areas of journalistic outreach, content creation and marketing initiatives.

Ms. Granato was appointed until her successor is duly elected and qualified. There are no arrangements or understandings between Ms. Granato and any other person pursuant to which she was selected as a director. There has been no transaction, nor is there any currently proposed transaction, between Ms. Granato and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On April 18, 2024, the Company entered into an independent director agreement with Ms. Granato (the “Director Agreement”), pursuant to which she is entitled to an annual fee of $40,000 per year, payable quarterly, and an annual stock option grant for the purchase of 40,000 shares of common stock (subject to adjustments for stock splits, stock dividends and similar adjustments to the Company’s common stock), which such stock options shall vest quarterly over one year. The Company also agreed to reimburse Ms. Granato for pre-approved reasonable business expenses incurred in good faith in connection with the performance of her duties for the Company. Such compensation shall be subject to adjustment from time to time by the Board.

On April 18, 2024, the Company also entered into an indemnification agreement with Ms. Granato (the “Indemnification Agreement”), pursuant to which the Company agreed to indemnify Ms. Granato to the fullest extent permitted by law and agreed to advance or reimburse all expenses incurred by or on behalf of Ms. Granato in connection with any proceeding.

The foregoing summary of the terms and conditions of the Director Agreement and the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Agreement and the Indemnification Agreement attached hereto as Exhibits 10.1 and 10.2, respectively, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Independent Director Agreement, dated April 18, 2024, between Smart for Life, Inc. and Ms. Granato
10.2	Indemnification Agreement, dated April 18, 2024, between Smart for Life, Inc. and Ms. Granato
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2024	SMART FOR LIFE, INC.

/s/ Darren C. Minton
	Name:	Darren C. Minton
	Title:	Chief Executive Officer

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